EXHIBIT 99.1
FOR IMMEDIATE RELEASE

U.S. DRY CLEANING CORPORATION CLOSES ON INITIAL CONVERTIBLE DEBT FINANCING, PART OF ITS $20 MILLION PRIVATE PLACEMENT TO ADVANCE THE ACQUISITION OF FIVE MORE DRY CLEANING CHAINS

PALM SPRINGS, Calif., December 10, 2007 – U.S. Dry Cleaning Corporation (OTCBB:UDRY) (“U.S. Dry Cleaning”), the first mover in consolidating the nation’s dry cleaning industry, announced today that it has completed the initial closing of its senior secured convertible note financing of approximately $3.5 million, part of its $20 million private placement to advance the acquisition of five additional, profitable dry cleaning chains, as announced in October 2007.

Among the five dry cleaning chains targeted for acquisition, two have signed Purchase Agreements with U.S. Dry Cleaning and three have signed Memorandums of Understanding. The five acquisitions are expected to add $27 million in revenue to the company’s growing revenue base. Following completion of the acquisitions, U.S. Dry Cleaning’s annualized revenue is expected to total over $37 million.

Robert Y. Lee, CEO of U.S. Dry Cleaning, said, “We are extremely pleased that our investment bankers are moving so efficiently to secure this financing.  The funds will allow U.S. Dry Cleaning to expand beyond our current markets of Hawaii and Southern California, a significant step toward our goal of becoming the first nationwide premier dry cleaning chain.”

U.S. Dry Cleaning is the first publicly-traded company in the country to consolidate the highly fragmented dry cleaning industry.  The Company to date has acquired three chains in Hawaii and Southern California with consolidated revenues of $10 million.

The securities to be offered in the proposed financing will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About U.S. Dry Cleaning Corporation
U.S. Dry Cleaning Corporation’s mission is to create the premier national chain in the dry cleaning industry.  Over the last year and a half, U.S. Dry Cleaning has completed acquisitions with combined annual revenues of over $10 million.  U.S. Dry Cleaning combines a management team with extensive experience in retail consolidations and premier dry cleaning operations, with a proven operating model.

U.S. Dry Cleaning intends to rapidly acquire profitable, positive cash flow operations at accretive valuations.  Each acquisition target is expected to be self-sufficient and field management is expected to remain in place to ease the assimilation.  U.S. Dry Cleaning is focused on acquiring profitable businesses that hold a leading share in their individual markets.

U.S. Dry Cleaning management believes that the current absence of extensive competition to acquire the larger dominant operators will change as the industry consolidates. Management believes that the greatest value achieved in any consolidation occurs during the earliest phases and intends to grow as rapidly as possible to deliver shareholder value.

This release is provided for informational purposes only and should not be construed as a solicitation to invest. U.S. Dry Cleaning Corporation’s future operation results are dependent upon many factors, including but not limited to: (i) the company’s ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the company’s control; and (iv) other risk factors discussed in the company’s periodic filings with the Securities and Exchange Commission, which are available for review at http://www/sec/gov/ under “Search for Company Filings.”

In accordance with a December 5, 2006 agreement, Consulting For Strategic Growth 1, Ltd. ("CFSG1") provides U.S. Dry Cleaning Corporation with consulting, business advisory, investor relations, public relations and corporate development services. CFSG1 receives only restricted stock as compensation from U.S. Dry Cleaning. CFSG1 may also choose to purchase U.S. Dry Cleaning’s common stock and thereafter liquidate those securities at any time it deems appropriate to do so.   For more information please visit www.cfsg1.com.

Company Contact
Rick Johnston,
Director of Shareholder Communications
Tel: 760-668-1274
Email: Rick@usdrycleaning.com
www.usdrycleaning.com

Investor Relations:
Stanley Wunderlich, CEO
Consulting For Strategic Growth 1
Tel: 800-625-2236
Fax: 212-337-8089
Email: info@cfsg1.com
Web site: www.cfsg1.com

Media Relations:
Daniel Stepanek
Consulting For Strategic Growth 1
Tel: 212-896-1202
Fax: 212-337-8089
Email: dstepanek@cfsg1.com